UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2005

FC Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	33-53596	34-1718070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Washington Square, Bucyrus, Ohio	44820

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 419-562-7040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.      Termination of a Material Definitive Agreement.

Effective January 7, 2005, FC Banc Corp. (the “Company”), The Farmers Citizens Bank (the “Bank”), and Mr. John R. Christman mutually agreed to terminate the Executive Employment Agreement (the “Agreement”) entered into by and among the parties on November 19, 2002. The Agreement provided for the employment of Mr. Christman as President of the Company and Chief Executive Officer of the Bank in exchange for such base compensation as to be annually determined by the Board of Directors of the Bank, or the Compensation Committee thereof, along with such incentive compensation and benefits as provided under the Agreement. The terms of the Agreement provided for termination under various circumstances, including upon the mutual agreement of the parties thereto. A copy of this Agreement was attached as Exhibit 10 to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 4, 2003.

The Company, the Bank and Mr. Christman agreed that it was in each of their respective best interests to terminate the Agreement, and neither the Company nor the Bank will incur any termination penalties as a result of this termination.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 7, 2005, John R. Christman resigned his positions as Director and President of the Company and Director and Chief Executive Officer of the Bank. In addition, effective January 10, 2005, the Board of Directors terminated Robert Siegel from his position as Chief Financial Officer of the Company. The Board of Directors has appointed Coleman J. Clougherty to replace Mr. Christman as the President of the Company and Chief Executive Officer of the Bank, subject to approval by the appropriate regulatory authorities. Mr. Clougherty has also been appointed to the Boards of Directors of the Company and the Bank and will serve on the following Board committees: the Compensation/Benefits Committee; and the Governance Committee. Each of these appointments became effective on January 13, 2005.

Mr. Clougherty originally joined the Company’s organization in July of 2001 as Vice President of Administration of the Farmers Citizens Bank, the Company’s wholly-owned commercial bank subsidiary (the “Bank”). On February 25, 2002, Mr. Clougherty was appointed by the Boards of Directors to serve as the interim Chief Executive Officer of both the Bank and the Company, pending a search for an individual to fill those positions in a permanent capacity. Mr. Clougherty served in this capacity until November 26, 2002, at which time John R. Christman was appointed as Chief Executive Officer of the Company. At that time, Mr. Clougherty assumed the position of Executive Vice President and Chief Operating Officer of the Bank; and he has served in that capacity until April 30, 2004, when he left the Company to pursue other interests. Between August 2000 and May 2001, Mr. Clougherty served as President and Chief Executive Officer of a community bank located in Southeastern Ohio. Prior to that, Mr. Clougherty served as Senior Vice President of a $235 million bank with responsibility for retail operations.

The terms of Mr. Clougherty’s employment as President of the Company are yet to be finalized pending approval by the appropriate regulatory authorities. The Company will make an appropriate filing with the Commission upon the execution of a definitive employment agreement between Mr. Clougherty and the Company.

Mr. Clougherty is not currently a director of any other reporting company, and Mr. Clougherty has no family relationships with any other director or executive officer of the Company. Mr. Clougherty has been, and continues to be, a customer of the Bank in the ordinary course of business. Any transactions between Mr. Clougherty and the Bank, including loan transactions, were made, and will continue to be made in the future, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by the Company or the Bank. Any existing loan transactions between Mr. Clougherty and the Bank do not involve more than the normal risk of collectability or present other unfavorable features.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: January 13, 2005		FC Banc Corp.
	by:	/s/ Coleman J. Clougherty Coleman J. Clougherty President